Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 of Installed Building Products, Inc., and any amendments or supplements thereto, including the prospectus contained therein, as an individual to become a director of Installed Building Products, Inc. upon consummation of the initial public offering of Installed Building Products, Inc.’s common stock, to all references to me in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Lawrence A. Hilsheimer
Name:	Lawrence A. Hilsheimer
Date:	January 23, 2014